Exhibit 10.33.2
December 12, 2007
Mr. Denis Regimbal
Agere Systems Inc.
1110 American Parkway NE
Allentown, PA 18109
Dear Denis,
As you know, on or about April 2, 2007 you received a stock option grant of 100,000 shares vesting over four years, and 50,000 time-based restricted stock units vesting over two years. These awards were granted under LSI Corporation’s 1991 Equity Incentive Plan and 2003 Equity Incentive Plan.
Subsequently on November 12, 2007, we entered into a separation agreement whereby we agreed that on your termination date all of your unvested options and restricted stock units were to vest in accordance with the provisions of the applicable agreements and plans pursuant to which they were granted.
This will confirm our mutual understanding that the terms of the April 2 awards and LSI Corporation’s 1991 Equity Incentive Plan and 2003 Equity Incentive Plan do not allow for the unvested equity grants issued under those plans to accelerate and vest upon the termination of your employment. Of course, all of the unvested equity grants issued under the Agere Systems Inc. 2001 Long Term Incentive Plan will in fact accelerate and vest on your termination date.
Denis, please sign below to indicate your understanding of the terms set forth above.

Agere Systems Inc.

/s/ Denis Regimbal	By: /s/ Paul Bento
Denis Regimbal	Name: Paul Bento
Title: Vice President
Date: December 12, 2007	Date: December 12, 2007